Exhibit 99.1

Virtusa Announces Departure of President, Digital Business Strategy, Raj Rajgopal

Southborough, MA — (December 3, 2018) — Virtusa Corporation (NASDAQ GS: VRTU), a global provider of digital engineering and IT outsourcing services that accelerate business outcomes for its clients,  announced today that Raj Rajgopal, President Digital Business Strategy, has resigned from the Company, effective March 1, 2019, in order to pursue other opportunities.

Kris Canekeratne, Chairman and Chief Executive Officer of Virtusa, stated, “I would like to thank Raj for his invaluable contributions to Virtusa over the past thirteen years. Raj’s leadership, strategic vision, and dedication to our clients have been instrumental to our company’s development over the years, and helped to position Virtusa as a global leader in digital transformation services. Today, Virtusa is well positioned for continued above-industry growth as our management team, value proposition, and digital engineering and innovation capabilities are exceptionally strong. We wish Raj the best in his future endeavors.”

Mr. Rajgopal commented, “I am grateful to have worked with the talented and dedicated people of Virtusa, and proud of what we have accomplished together these past thirteen years.  I believe Virtusa will continue to achieve great success in the future. I am committed to working with our management team to ensure a smooth transition of my responsibilities through the end of my tenure in March 2019. ”

About Virtusa

Virtusa Corporation (NASDAQ GS:VRTU)  is a global provider of Digital Business Transformation, Digital Engineering, and Information Technology (IT) outsourcing services that accelerate our clients’ journey to their Digital Future. Virtusa serves Global 2000 companies in Banking, Financial Services, Insurance, Healthcare, Telecommunications, Media, Entertainment, Travel, Manufacturing, and Technology industries.

Using a combination of digital strategy, digital engineering, business implementation, and IT platform modernization services, Virtusa helps clients execute successful end-to-end digital business transformation initiatives.

Virtusa engages its clients to re-imagine their business models and develop strategies to defend and grow their business by introducing innovative products and services, developing distinctive digital consumer experiences, creating operational efficiency using digital labor, developing operational and IT platforms for the future, and rationalizing and modernizing their existing IT applications infrastructure. As a result, its clients are simultaneously able to drive business growth through digital-first customer experiences, while also consolidating and modernizing their IT application infrastructure to support digital business transformation.

Holding a proven record of success across industries, Virtusa readily understands its clients’ business challenges and uses its domain expertise to deliver innovative applications of technology to address its clients’ critical business challenges. Examples include building the world’s largest property & casualty claims modernization program; one of the largest corporate customer portals for a premier global bank; an order to cash implementation for a multinational telecommunications provider; and digital transformation initiatives for media and banking companies.

Founded in 1996 and headquartered in Massachusetts, Virtusa has operations in North America, Europe, and Asia.

© 2018 Virtusa Corporation. All rights reserved.

Virtusa, Accelerating Business Outcomes, BPM Test Drive and Productization are registered trademarks of Virtusa Corporation. All other company and brand names may be trademarks or service marks of their respective holders.

Media Contact:

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Amy Legere, (617) 275-6517

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Investor Contact:

ICR

William Maina, 646-277-1236

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